Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of March 18, 2016 by and between Citizens Financial Group, Inc. (the “Company”) and Randy Black (“Executive”).
WHEREAS the Company desires to employ Executive and to enter into this Agreement embodying the terms of such employment; and
WHEREAS Executive desires to accept such employment and enter into this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Section 1. Employment At-Will
(a)Executive’s employment with the Company shall be strictly "at-will" and not for any fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the strictly "at-will" nature of Executive's employment relationship with the Company. Both Executive and the Company retain the right to terminate employment at any time, for any reason or no reason. Executive understands and agrees that, as an at-will employee, the Company may terminate Executive's employment without advance notice. Executive may terminate his or her employment for any reason (a “Resignation”) effective ninety (90) days following delivery of written notice of termination to the Chief Financial Officer (the “Notice Period”).
(b)Upon receipt of Executive's written notice of Resignation, the Company may, in its sole discretion, waive or shorten the Notice Period, in which case Executive will be permitted to terminate employment immediately or at a time designated by the Company. Under such circumstances, the Company will not be obliged to pay any amount in lieu of notice. Alternatively, the Company may direct Executive not to report to work unless otherwise requested by the Company (the “Garden Leave”). During any period of Garden Leave, as during any Notice Period:
(i)Executive will remain an employee of the Company and will continue to be paid Executive's then base salary and be eligible for employee benefits. However, Executive shall not be entitled to receive variable compensation.
(ii)    Executive will be expected to continue to undertake such duties and responsibilities as are assigned to Executive by the Chief Financial Officer, including duties to assist the Company with Executive's transition from the Company and maintaining the Company’s business, business relationships, and goodwill. Notwithstanding the foregoing, the Company reserves the right to suspend any or all of Executive’s duties and powers and to relocate Executive’s office to Executive’s personal residence for all or part of the Garden Leave.
(iii)    Executive will remain bound by all fiduciary duties and obligations owed to the Company and remain required to comply with all Company policies and practices and the provisions of this Agreement.
(iv)    Executive may not, without the prior written consent of the Company or except in the discharge of duties and responsibilities in accordance with clause (ii) above, contact or attempt to contact any client, customer, potential client or customer, agent, professional advisor, employee, supplier or broker of the Company or any of its parents, subsidiaries, affiliates or their respective successors.

Exhibit 10.4

Section 2. Position
(a)    Commencement Date. The Executive's employment with the Company shall commence on April 18, 2016 (the "Commencement Date").
(b)    Position. During Executive’s employment, Executive shall serve as Controller and Chief Accounting Officer of the Company or in such other capacity of like status as the Company requires. In this position, Executive shall report directly to the Chief Financial Officer, or to such other person as the Company may specify from time to time. Notwithstanding anything else contained within this Agreement, the Company shall be entitled from time to time to appoint one or more persons to act jointly with Executive, in its sole discretion.
(c)    Best Efforts. During Executive’s employment, Executive shall: (i) devote Executive’s full professional time, attention, skill and energy to the performance of his or her duties for the Company and its parents, subsidiaries, affiliates or their respective successors (collectively, the "Company Affiliates" and each a "Company Affiliate"); (ii) use Executive's best efforts to dutifully, faithfully and efficiently perform his or her duties hereunder, comply with the policies, procedures, bylaws, rules, code of conduct and practices of the Company Affiliates, as the same may be amended from time to time, and obey all reasonable and lawful directions given by or under the authority of the Chief Financial Officer; (iii) refrain from engaging in any other business, profession or occupation for compensation or otherwise which would conflict, directly or indirectly, with the rendition of services to the Company, without the prior written consent of the Chief Financial Officer of the Company; except that Executive may engage in charitable and community activities and manage Executive's personal investments provided that such activities do not materially interfere with the performance of his or her duties hereunder or conflict with the conditions of his or her employment; and (iv) refrain from engaging in any conduct prejudicial to the interests and reputation of any Company Affiliate and endeavor to promote and extend the business of the Company Affiliates and protect and further their interests and reputation.
(d)    Directorships. Executive may be required, in the sole discretion of the Company, to perform services for any Company Affiliate and may be required to undertake the role and duties of an officer or director of any Company Affiliate. No additional compensation will be paid in respect of these appointments.
(e)    Location. During the period of Executive’s employment, Executive shall be based in Cranston, Rhode Island but may be relocated within a fifty (50) mile radius of the same location at the Company’s sole discretion. Additionally, Executive may be required to travel internationally or domestically in the performance of his or her duties.
Section 3. Compensation
(a)     Base Salary. The Company shall pay Executive a base salary at the initial annualized rate of $400,000 (“Base Salary”) in accordance with the Company’s regular payroll schedule. Executive shall be entitled to increases in Base Salary as may be determined from time to time in the sole discretion of the Company.
(b)    Variable Compensation. Executive will be eligible to participate in the Company's discretionary award program, as amended from time to time. For performance year 2016 only, Executive shall receive a guaranteed award of $450,000 (the “2016 Guaranteed Award”). For purposes of clarity, this award is in lieu of any additional discretionary award for the 2016 performance year. For years subsequent to 2016, Executive's bonus award will be determined in the sole discretion of the Company, based on a mix of factors, including but not limited to individual, team and Company performance as well as external economic considerations. For years subsequent to 2016, with no guarantee, the current annual award opportunity for your role would be $450,000, at the sole discretion of the Company, based on achievement against the mix of factors described above.

Exhibit 10.4

Discretionary awards are determined annually based on a mix of factors including but not limited to individual, team and Company performance as well as external economic considerations and may be awarded in cash, equity-based instruments, or in any other form and may also be deferred in full or in part, as determined by the Company. The form and the timing of payment of Executive’s award, as well as other terms and conditions, will be consistent with awards granted to similarly situated colleagues. Any award Executive receives will be subject to applicable tax and other required withholdings.

The cash portion of any award will be paid by March 15th following the determination of awards, and any equity-based instruments will be granted as soon as practicable following the determination of awards, in each case, provided that Executive remains employed by the Company on the payment date or grant date (as applicable) and neither Executive nor the Company has given notice to terminate Executive’s employment prior to the payment date or grant date (as applicable). However, with respect to the 2016 Guaranteed Award, if Executive’s employment terminates prior to the equity grant date or cash payment date (as applicable) under the following circumstances, Executive will remain entitled to receive the award:

•Death
•Disability
•Retirement with the approval of the Company
•Termination of employment by the Company without cause

Any equity-based instruments granted as part of Executive’s award will be governed by the applicable equity plan document and award agreement. In the event of any conflict between information contained in this document and the plan or award agreement provisions, the terms of the plan and award agreement will govern.

Receiving an award under the discretionary award program in certain years does not guarantee payment or level of award in any subsequent year and any award may be forfeited or reduced (i.e. subject to clawback) as determined appropriate by the Company in its sole discretion. The Company reserves the right to change the rules of any compensation plan or program or to cancel any such plan or program at any time without prior notice in its sole and absolute discretion.
Section 4. Buy-Out
To recognize that you will forfeit existing entitlements with your current employer a result of joining the Company, you will receive a buy-out award subject to approval by the Compensation and Human Resources Committee of the Board of Directors or its delegate. This award will be granted partially as a cash award and partially as a restricted stock unit award.

The grant of your awards is subject to you providing the following documents to the company within 45 days of your Commencement Date: (1) Statement or other documentation reflecting the forfeiture of your award; and (2) Documentation regarding the terms of your forfeited award (plan document and award agreement, or other applicable document). If satisfactory documentation is not provided within 45 days of your Commencement Date, you will forfeit the right to receive your awards for no consideration.

Cash Portion
Your cash buy-out award has been valued at $200,000 and will become vested on the six month anniversary of your Commencement Date.
Equity-Based Portion

Your restricted stock unit buy-out award has been valued at $640,000 and will become vested on the third anniversary of your Commencement Date. Your award will be granted under the Citizens

Exhibit 10.4

Financial Group, Inc. 2014 Omnibus Incentive Plan and the number of restricted stock units subject to your award will be determined by dividing the award value by the average closing price of Company shares for the five trading days prior to your Commencement Date.

Terms of Awards

Your awards will be granted pursuant to award agreements which will include the terms and conditions of your awards. You will be required to acknowledge the terms of your award agreements through Fidelity's online system before your awards are processed.
Among other terms, your award agreements will provide that if, within 12 months of your Commencement Date, your employment terminates or notice to terminate your employment is given by either party for any reason other than death, disability, Retirement (as defined in the award agreement) or termination by the company without Cause (as defined in the award agreement), you will be responsible for repaying to the company the net value (following any applicable tax and other statutory deductions) of any cash installments or company shares that have been received by you. Repayment shall be due within 14 calendar days of the date of termination of your employment. If such termination occurs prior to the final instalment of your award is paid or becomes vested, you will also forfeit the right to receive any outstanding unpaid or unvested instalments for no consideration.
Section 5. Employee Benefits, Medical Exam, Paid Time Off, Reimbursement of Expenses
(a)    Employee Benefits. Executive may participate in and receive benefits under any and all benefit plans offered to similarly-situated employees of the Company, subject to the terms and conditions of those plans, policies and programs that are in effect from time to time. The Company reserves the right to amend the terms and conditions of its employee benefits and the related plans, policies and programs at any time, in the Company's sole discretion.
(b)    Medical Exam. Executive shall at any time (including during any period of incapacity) at the request and expense of the Company submit to medical examinations by a medical practitioner nominated by the Company, to the extent permitted by applicable federal and state law. Executive agrees, and hereby authorizes, that the results of any such medical examination be disclosed to the Company, subject to the provisions of the United States Health Insurance Portability and Accountability Act of 1996.
(c)    Paid Time Off. Executive shall be entitled to 27 days of paid time off (“PTO”) annually, which may be scheduled as time off away from work in accordance with the Company’s current PTO policy. For the year in which the Commencement Date occurs, Executive’s PTO will be pro-rated based on the 1st of the month following his date of hire.
(d)    Reimbursement of Business Expenses. Reasonable, customary and necessary travel, entertainment and other business expenses incurred by Executive in the performance of his or her duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies, subject to the provision of documentation regarding such expenses.
(e)    Relocation. The Company will reimburse you for reasonable relocation expenses associated with your move from Hockessin, DE to Cranston, RI, in accordance with the terms of the relocation package that has been forwarded to you separately.  All relocation expenses must be appropriately documented and will be treated as income to you.  As a condition of this offer you are also required to execute the Relocation Repayment Agreement.

Exhibit 10.4

Section 6. Compliance with the Company's Personal Securities Transactions Policy
Executive is subject to the Company's Personal Securities Transactions Policy, which sets forth the required procedures and processes with respect to purchases and sales of Company securities.
Section 7. Non-Solicitation
(a)     Non-Solicitation of Employees. Executive agrees that, at any time during Executive's employment and for twelve (12) months following the date Executive ceases to be employed by the Company for any reason (the "Restricted Period"), Executive shall not, directly or indirectly, whether for his or her own account or for any person or entity other than the Company hire, employ, solicit for employment or hire, or attempt to solicit for employment or hire, any person who is employed by any Company Affiliate during the Restricted Period, nor shall Executive directly or indirectly induce any such employee to terminate his or her employment or accept employment with anyone other than a Company Affiliate, or otherwise interfere with the relationship between any Company Affiliate and any of its employees during the Restricted Period. Anything to the contrary notwithstanding, the Company agrees that Executive shall not be deemed in violation of this Section 7(a) if an entity with which Executive is associated hires or engages any employee of a Company Affiliate, if Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.
(b)    Non-Solicitation of, and Non-Interference with, Customers and Prospective Clients. Executive agrees that during his or her employment and during the Restricted Period, Executive shall not, directly or indirectly, for any person or entity other than the Company, solicit or assist in soliciting for business any customer of any Company Affiliate, nor will Executive induce or encourage any such customer to discontinue or diminish his, her or its relationship or prospective relationship with any Company Affiliate, or divert business away from any Company Affiliate; provided, however, that general solicitation through advertisement shall not constitute solicitation for purposes of this provision.
(c)    Representations. Executive agrees that all of the foregoing restrictions are reasonable and necessary to protect the Company’s business and its Confidential Information and that Executive's employment by the Company, along with the benefits and attributes of that employment, is good and valuable consideration to compensate him or her for agreeing to all restrictions contained in this Agreement. Executive also acknowledges, represents and warrants that his or her knowledge, skills and abilities are sufficient to permit Executive to earn a satisfactory livelihood without violating these provisions. Further, Executive agrees that he or she shall not, following the termination of Executive's employment with the Company, represent or hold himself or herself out as being in any way connected with the business of the Company.
(d)    Blue Pencil. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by an arbitrator or a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if an arbitrator or a court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
Section 8. Confidentiality; Ownership of Materials; Duty to Return Company Property
(a)    Confidential Information. Executive may not at any time (whether during his or her employment or after termination) disclose to any unauthorized person, firm or corporation or use or attempt to use for his or her own advantage or to the advantage of any other person, firm or corporation, any confidential information relating to the business affairs or trade secrets of any Company Affiliate, or any confidential information about (howsoever obtained) or provided by any third party received during the course of or as a result of his or her

Exhibit 10.4

employment (the “Confidential Information”). Confidential Information includes, but is not limited to, information relating to employees, customers and suppliers (former, actual and potential), Company contracts, pricing structures, financial and marketing details, business plans, any technical data, designs, formulae, product lines, intellectual property, research activities and any information which may be deemed to be commercially or price sensitive in nature, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, including but not limited to electronic and digital media, whether or not labeled as “confidential”. It also includes, without limitation, any information contained in documents marked “confidential” or documents of a higher security classification and other information which, because of its nature or the circumstances in which Executive receives it, Executive should reasonably consider to be confidential. The Company reserves the right to modify the categories of Confidential Information from time to time.
(b)    Exclusions. The provisions of this Section 8 shall not apply to:
(i)    Information or knowledge which subsequently comes into the public domain other than by way of unauthorized use or disclosure by Executive;
(ii)    The discharge by Executive of his or her duties hereunder or where his or her use or disclosure of the information has otherwise been properly authorized by the Company;
(iii)    Any information which Executive discloses in accordance with applicable public interest disclosure legislation; or
(iv)    Any disclosure required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information.
(c)    Due Care. Executive shall exercise all due care and diligence and shall take all reasonable steps to prevent the publication or disclosure by Executive of any Confidential Information relating, in particular, but not limited to, actual or proposed transactions, of any employee, customer, client or supplier (whether former, actual or potential) of any Company Affiliate including partnerships, companies, bodies, and corporations having accounts with or in any way connected to or in discussion with any Company Affiliate and all other matters relating to such customers, clients or suppliers and connections.
(d)    Duty to Return Confidential Information and Other Company Property.
(i)    All reports, files, notes, memoranda, e-mails, accounts, documents or other material (including all notes and memoranda of any Confidential Information and any copies made or received by Executive in the course of his or her employment (whether during or after)) in any form, including but not limited to electronic and digital media, are and shall remain the sole property of the Company and, following Executive's termination of employment or at any other time upon the Company’s request, to the extent within his or her possession or control, shall be surrendered by Executive to the duly authorized representative of the Company.
(ii)    Executive agrees that upon termination of his or her employment with the Company for any reason, or at any other time upon the Company’s request, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data in any form, including but not limited to electronic and digital media, all copies thereof or therefrom, in any way relating to the business of the Company, all other property of any Company Affiliate (including, but not limited to, company car, credit cards, equipment, correspondence, data, disks, tapes, records, specifications, software, models, notes, reports and other documents together with any extracts or summaries, removable drives or other computer equipment, keys and security passes) in his or her possession or under his or her control and Executive further agrees that Executive will not retain or use for his

Exhibit 10.4

or her own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any Company Affiliate.
(e)    Reasonableness. Executive agrees that the undertakings set forth in this Section 8 and Section 9 are reasonable and necessary to protect the legitimate business interests of the Company both during, and after the termination of, Executive's employment, and that the benefits Executive receives under this Agreement are sufficient compensation for these restrictions.
Section 9. Intellectual Property and Developments
(a)    Executive agrees that all Developments are the sole and exclusive property of the Company and hereby assigns all rights to such Developments to the Company in all countries. Executive agrees, at the Company’s expense at any time during his or her employment or thereafter, to sign all appropriate documents and carry out all such reasonable acts as will be necessary to identify and preserve the legal protection of all Developments; however, the Company will have no obligation to compensate Executive for his or her time spent in connection with any assistance provided unless otherwise required by law. Notwithstanding the foregoing, Executive understands that no provision in this Agreement is intended to require assignment of any of his or her rights in an invention for which Executive can prove no equipment, supplies, facilities or Confidential Information or trade secret information of the Company was used, which invention was developed entirely on his or her own time, and which invention Executive can prove: (a) does not relate to the business of the Company or the actual or demonstrably anticipated research or development of the Company; or (b) does not result from any work performed by Executive for the Company.  To the extent compatible with applicable state law, these provisions do not apply to any invention which is required to be assigned by the Company to the United States Government.  Executive waives all moral rights in all Intellectual Property which is owned by the Company, or will be owned by the Company, pursuant to this Section 9.
For purposes of this section, “Developments” means all inventions, whether or not patentable, Confidential Information, computer programs, copyright works, mask works, trademarks and other intellectual property made, conceived or authored by Executive, alone or jointly with others, while employed by the Company, whether or not during normal business hours or on the Company’s premises, that are within the existing or contemplated scope of the Company’s business at the time such Developments are made, conceived, or authored or which result from or are suggested by any work Executive or others may do for or on behalf of the Company.
(b)    Executive agrees to promptly submit to the Company written disclosures of all inventions, whether or not patentable, which are made, conceived or authored by Executive, alone or jointly with others, while Executive is employed by the Company.
Section 10. Certain Agreements
(a)    Data Protection. Executive shall familiarize himself with and abide by the Company’s data protection policy, procedures and accountabilities. Executive acknowledges that any breach of these procedures may result in the immediate termination of his or her employment.
(b)    Personal Information. Executive acknowledges and agrees that the Company is permitted to hold personal information about him as part of its personnel and other business records and, in accordance with applicable law, may use such information in the course of the Company’s business.
(c)    Credit Data. The Company reserves the right, upon five (5) days prior written notice, to, and Executive agrees that the Company may, in accordance with applicable law, carry out searches about Executive through credit reference agencies or through the Company’s customer records at any time during his or her employment for purposes of identifying any serious debt or other significant financial difficulties of Executive for the purposes of detecting, eliminating or mitigating any particular risk of employee fraud or theft. The Company will only retain the information about Executive which the Company obtains from these searches

Exhibit 10.4

in accordance with applicable law and for so long as is needed for the purposes set out above (subject to any legal (including any regulatory) obligation which requires the Company to retain that information for a longer period). The credit reference agency will record details of the search but these will not be available for use by lenders to assess the ability of Executive to obtain credit. Executive has the right of access to his or her personal records held by credit reference agencies. The Company will supply the names and addresses of such agencies upon request, to help Executive to exercise his or her right of access to such records.
(d)    Indebtedness. For the reasons referred to above, the Company expects Executive to manage his or her personal finances responsibly. The Company requires that Executive draw to the attention of Executive's manager any serious debt or significant financial difficulties that he may have, including those which result in court action being taken against Executive.
Section 11. Remedies
The Company and Executive agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of his or her failure to observe any of the obligations of Sections 7, 8 or 9 of this Agreement. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and acknowledges that nothing contained within this Agreement shall preclude the Company from seeking or receiving any other relief, including without limitation, any form of injunctive or equitable relief. Executive also agrees that, should he violate the provisions of Section 7 and its subsections such that the Company shall be forced to undertake any efforts to defend, confirm or declare the validity of the covenants contained within Section 7 of this Agreement, the time restrictions set forth therein shall be extended for a period of time equal to the pendency of any court proceedings, including appeals. Further, Executive agrees that, should the Company undertake any efforts to defend, confirm or declare the validity of any of the covenants contained in Sections 7, 8 or 9 of this Agreement, the Company shall be entitled to recover from Executive all of its reasonable attorneys’ fees and costs incurred in prosecuting or defending any such action or engaging in any such efforts.
Section 12. No Conflicts
Executive represents and warrants to the Company that on the Commencement Date, to the best of Executive’s knowledge, Executive’s acceptance of employment with, and performance of Executive’s duties for, the Company will not conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or understanding to which Executive is, or was, a party or of which Executive is aware and that there are no restrictions, covenants, agreements or limitations on Executive’s right or ability to enter into and perform the terms of this Agreement.
Section 13. Dispute Resolution; Mediation and Arbitration
Except as provided in the last sentence of this Section 13 to the fullest extent permitted by law, the Company and Executive agree to waive their rights to seek remedies in court, including but not limited to rights to a trial by jury. The Company and Executive agree that any dispute between or among them or their affiliates or related entities arising out of, relating to or in connection with this Agreement or Executive's employment with the Company, including but not limited to claims for discrimination or other alleged violations of any federal, state or local employment and labor law statutes, ordinances or regulations, will be resolved in accordance with a confidential two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. § 1, et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be under the auspices of the American Arbitration Association (“AAA”) pursuant to its then current Commercial Arbitration Rules and Mediation Procedures (the “AAA Commercial Rules”). Disputes encompassed by this Section 13 include

Exhibit 10.4

claims for discrimination arising under local, state or federal statutes or ordinances and claims arising under any state’s labor laws. Notwithstanding anything to the contrary in the AAA Commercial Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in the city nearest to Executive's office location during the course of Executive's employment with the Company or an alternative location mutually agreeable to Executive and the Company. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single AAA arbitrator, mutually selected by the parties, as provided for by the AAA Commercial Rules. The Company will be responsible for the AAA charges, including the costs of the mediator and arbitrator. The Company and Executive agree that the arbitrator shall apply the substantive law of the State of New York to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the AAA Commercial Rules or as otherwise permitted by law as determined by the arbitrator. In accordance with the AAA Commercial Rules (a copy of which is available through AAA’s website, www.adr.org), the arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law to the extent set forth in Section 11 hereof.
In the unlikely event the AAA refuses to accept jurisdiction over a dispute, Executive and the Company agree to submit to Judicial-Arbitration-Mediation Services (“JAMS”) mediation and arbitration applying the JAMS equivalent of the AAA Commercial Rules. If AAA and JAMS refuse to accept jurisdiction, the parties may litigate in a court of competent jurisdiction.
Section 14. Miscellaneous
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflict of laws provisions thereof.
(b)    Entire Agreement and Amendments; Survivorship; Strict Construction.
(i)    This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto, which attaches a copy of this Agreement.
(ii)    The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
(c)    Tax Compliance. All compensation paid to Executive is intended to, and is reasonably believed to, comply with Internal Revenue Code Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, as well as other tax related laws and regulations to the extent it does not fall into any applicable exclusion, and shall be interpreted and construed consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the terms of this Agreement (and any compensation payable thereunder) comply with Section 409A, and in no event shall the Company be liable for any taxes, interest, penalties or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be

Exhibit 10.4

subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments, if any, provided under this Agreement shall be treated as a separate payment. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing and any provision in this Agreement to the contrary, if on the date of his termination of employment, Executive is deemed to be a “specified employee” within the meaning of Section 409A and any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A, then such payment or benefit due upon, or within the six-month period following, a termination of Executive’s employment (whether under his Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. Section 1.409A-1 (including, without limitation, payments that constitute “separation pay” within the meaning of Section 409A), shall be paid or provided to Executive in a lump sum on the earlier of (a) the date which is six months and one day after Executive’s “separation from service” (as such term is defined in Section 409A) for any reason other than death, and (b) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the payment dates specified in this Agreement for such payment or benefit.
(d)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(e)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(f)    Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be freely assignable by the Company without restriction.
(g)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.
(h)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or three (3) business days after mailing registered mail, return receipt requested, postage prepaid or by recognized courier, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to Neil Rosolinsky, Deputy General Counsel, Litigation & Employment, Citizens Bank, 30 Montgomery Street, 13th floor, Jersey City, NJ 07302 or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
(i)    Withholding Taxes; Deductions. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Executive agrees that the Company may, at any time during, or in any event upon termination of his or her employment, deduct from Executive's compensation, any monies due by Executive to the Company for any overpayment made and/or outstanding loans, advances, relocation expenses and/or salary paid in respect of PTO that was taken but not earned, unless otherwise prohibited by law.
(j)    Counterparts; Effectiveness. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Exhibit 10.4

This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto, including by fax or electronic pdf.

[Signature page follows]

Exhibit 10.4

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Randy Black______________________
Randy Black
706 Walnut Hill Road Hockessin, DE 19707

COMPANY

/s/ Susan LaMonica__________________
By: Susan LaMonica
Chief Human Resource Officer
Citizens Financial Group, Inc.